Exhibit 99.3

Opexa Therapeutics Announces Supportive Preclinical Study Results

for its Neuromyelitis Optica (NMO) Program

THE WOODLANDS, Texas (November 10, 2015) - Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biopharmaceutical company developing personalized immunotherapies for autoimmune disorders including multiple sclerosis (MS) and neuromyelitis optica (NMO), today announced results of a preclinical study, which show that T-cell immunotherapy with attenuated antigen-specific T-cells suppress the T-cell response to Aquaporin-4 (AQP4) in a dose-dependent manner, compared to vehicle control, as measured by reduction in both Aquaporin-4 reactive T-cell (ARTC) proliferation and associated cytokine activity. The results were statistically significant.

In NMO, activated T-cells (ARTC) mount an attack against Aquaporin-4, the autoantigen in NMO, leading to secondary demyelination of nerve fibers within the optic nerves and the spinal cord, resulting in the clinical symptoms of the disease. Opexa’s therapeutic approach is to suppress or reduce the number of these activated ARTC in patients with NMO. The results of the preclinical animal study provide evidence that T-cell immunotherapy reduces the level of activated ARTC in a murine (mouse) model.

“The results of the bioactivity study are encouraging as they support our proposed mechanism of action for OPX-212 in NMO,” stated Neil K. Warma, Opexa’s President and Chief Executive Officer. “NMO is a complex autoimmune disorder and we believe we are unique in developing a targeted and personalized T-cell immunotherapy for this disease which currently has no approved treatments. We believe that OPX-212, by addressing the T-cell component of the disease, may target the root cause of NMO. There is a significant unmet medical need for patients with NMO and this animal study is an important step in our development program for the treatment of patients with this debilitating disease. We are continuing with the preclinical development activities of OPX-212, including completing the manufacturing runs and expect to submit the IND to the U.S. FDA and be in a position to open a Phase 1/2 clinical study in NMO patients in the first half of 2016, assuming the availability of sufficient resources.”

“Opexa’s T-cell immunotherapy, OPX-212, has an hypothesized mechanism of action to reduce the number of and/or regulate Aquaporin-4 reactive T-cells, thereby reducing the frequency of clinical relapses and subsequent progression in disability,” stated Donald Healey, PhD, Opexa’s Chief Scientific Officer. “Aquaporin-4 reactive T-cells support pathogenic autoantibody production from B-cells in NMO, but also drive the T-cell mediated cytokine signaling and infiltration of inflammatory cells that also contribute to disease pathology. OPX-212 aims to restore immune tolerance in NMO patients by specifically targeting ARTC while leaving the rest of the patient’s immune system intact.”

As part of Opexa’s preclinical development activities for OPX-212, Opexa conducted a bioactivity study to demonstrate the ability of T-cell immunotherapy using attenuated T-cells to suppress a T-cell response to the NMO-associated autoantigen, AQP4. No animal model of NMO has been described that exhibits both endogenous T-cell dependent immunity and autoantibody production to AQP4 and that subsequently leads to the immunopathology and clinical symptoms observed in human NMO. To study the bio-activity of attenuated T-cells on AQP4 T-cell immunity, mice were pre-treated with attenuated antigen-specific T-cells and subsequently primed with AQP4 antigen, following which ARTC and associated inflammatory cytokine levels were measured.

NMO, also known as neuromyelitis optica spectrum disorder (NMOSD), is a rare autoimmune disorder, which is designated as an Orphan Disease by the U.S. Food and Drug Administration. There is currently no cure and there are no approved therapies for this disease, worldwide.

About OPX-212

OPX-212 is Opexa’s personalized T-cell immunotherapy in development for the treatment of NMO. It will be specifically tailored to each patient’s immune response to Aquaporin-4. In NMO, activated T-cells mount an attack against Aquaporin-4, the autoantigen in NMO, leading to secondary demyelination of nerve fibers within the optic nerves and the spinal cord, resulting in the clinical symptoms of the disease. Symptoms of the attack include blindness in one or both eyes followed within days or weeks by varying degrees of paralysis in the arms and legs. OPX-212 has an hypothesized mechanism of action to reduce the number and/or regulate aquaporin-4 reactive T-cells (ARTCs), thereby reducing the frequency of clinical relapses and subsequent progression in disability. OPX-212 will be manufactured using ImmPath®, Opexa Therapeutics’ proprietary T-cell immunotherapy platform technology.

About Opexa

Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on Opexa’s proprietary T-cell technology. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of secondary progressive MS. Tcelna consists of myelin-reactive T-cells, which are expanded ex vivo from the patient’s peripheral blood and reintroduced into the same patient in an attenuated form via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin for each individual patient.

For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com or follow company news on Twitter via @OpexaCEO.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Statements contained in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "expects," "believes," "may," "intends," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as Tcelna® and OPX-212 constitute forward-looking statements. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation our ability to raise additional capital to continue our development programs, our ability to successfully develop potential products such as Tcelna and OPX-212, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and OPX-212), as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in our SEC filings, including our Annual Report on Form 10-K for the year ended

December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. All forward-looking statements contained in this release speak only as of the date on which they were first made by us, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

Company Contact:

Karthik Radhakrishnan

Opexa Therapeutics, Inc.

Chief Financial Officer

281-775-0600

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